Exhibit 5.2

Kaufman & Canoles, P.C. Three James Center, 12th Floor 1051 East Cary Street Richmond, VA 23219 Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

June 22, 2010

Recon Technology, Ltd

Kinglong International Mansion

Fulin Rd 9, Chaoyang District,

Beijing, PRC 100107

Re:	Recon Technology, Ltd

Dear Sir:

We have acted as counsel for Recon Technology, Ltd, a Cayman Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-166540) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2010. The Registration Statement relates to the offering (the “Offering”) of (i) a number of the Company’s units (the “Units”), each consisting of one ordinary share, $0.0185 par value (“Ordinary Shares”), and one warrant to purchase one Ordinary Share (“Warrants”), and (ii) an underwriter’s unit purchase option to purchase 75,000 Units. The aggregate dollar amount of the Offering being $39,750,000.

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Company’s Articles and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”). We are relying (without any independent investigation thereof) upon an Officer’s Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements, covenants, representations and warranties set forth in the Documents. We have assumed the authenticity of the signatures and seals set forth in such Officer’s Certificate. In addition, for all purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

We express no opinion as to the laws of any jurisdiction other than those of the Commonwealth of Virginia, the corporate laws of the State of Delaware and the federal laws of the United States of America. We call your attention to the fact that the Warrants are to be governed by and construed in accordance with the internal laws of the State of New York. We are of the opinion that a Delaware court or a federal court sitting in Delaware would, under conflict of law principles observed by the courts of Delaware, give effect to such provision. For purposes of the opinion expressed herein, we have assumed that the Warrants provide that they are to be governed by and would be governed by and construed in accordance with the laws of the State of Delaware.

Based upon the foregoing, and in reliance thereon, we are of the opinion that all Warrants to be issued in connection with the Offering have been duly authorized by all requisite corporate action of the Company and, when issued, will be legal, binding obligations of the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Kaufman & Canoles, P.C.
Kaufman & Canoles, P.C.